Exhibit 99.1

Summary Description of Senomyx, Inc. Incentive Cash Bonus Program

As of January 31, 2006

Eligibility: Each executive officer of Senomyx is eligible to participate in the program.  Participants must be employed with Senomyx on the day that bonuses are paid in order to be eligible for a bonus.

Maximum Bonus Potential:  Assuming all corporate goals set by the Board of Directors are met at the 100% level, the maximum bonus potential for the executive officers (expressed as a percentage of such officer’s annual salary) is as set forth in the following table:

Name	2006 Bonus Potential
Kent Snyder	60%
Mark J. Zoller, Ph.D.	40%
Harry J. Leonhardt, Esq.	40%
John Poyhonen	40%
Nigel R. A. Beeley, Ph.D.	30%

Calculation of Incentive Cash Bonus Amounts:  The incentive cash payout under the program is calculated based on Senomyx’s achievement of strategic, revenue, cash balance, earnings per share, research and development, commercialization and other corporate goals determined annually by the Board.  Each goal is given a weighting to reflect the importance of the goal to Senomyx.  At the beginning of each calendar year, the Compensation Committee reviews the achievement of each goal and determines the overall corporate achievement level for Senomyx.  The payout for each individual is equal to the overall percentage corporate achievement level for Senomyx, multiplied by the maximum bonus potential for that individual.

For example, if the Compensation Committee, in reviewing Senomyx’s achievement of the prior year’s corporate goals, determines that Senomyx met those goals at the 75% level, then each participant would be eligible to receive an incentive cash bonus under the program equal to 75% of such participant’s maximum bonus potential.

Disclaimer:  Senomyx reserves the right to modify the Incentive Cash Bonus Program at any time or to declare special incentive bonus payouts in addition to payouts described in the Incentive Cash Bonus Program.